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                                                                   EXHIBIT 4.5




                                FIRST AMENDMENT


                 FIRST AMENDMENT (the "First Amendment"), dated as of September 13, 1994, to the Liquidity Agreement dated as of October 8, 1992 (the "Liquidity Agreement") among Blue Hawk Funding Corporation (the "Company"), the lenders party thereto (the "Liquidity Lenders") and General Electric Capital Corporation, as agent for the Liquidity Lenders (the "Liquidity Agent").
Except as otherwise defined herein, terms used herein and defined in the Liquidity Agreement shall be used herein as so defined.


                             W I T N E S S E T H :


                 WHEREAS, the Company, the Liquidity Lenders and the Liquidity Agent have entered into the Liquidity Agreement and now desire to amend certain of the provisions thereof;


                 NOW, THEREFORE, it is agreed:

                 1.       The definition of "Available Commitment" set forth in
Section 1.02 of the Liquidity Agreement is hereby amended and restated in its entirety as follows:

                 ""Available Commitment" means, as of any day, the aggregate Outstanding Balance of all Receivables transferred to the Borrower on or prior to such day that are not Defaulted Receivables; it being understood that no Receivable shall be considered a Defaulted Receivable for purposes of calculating the Available Commitment by reason of any bankruptcy or insolvency proceeding in respect of Broadway Receivables, Inc. (or by reason of any action or position taken by Broadway Receivables, Inc. as a debtor in possession, or by a bankruptcy trustee therefor, in any such bankruptcy or insolvency proceeding)."

                 2. The definition of "Liquidity Termination Date" set forth in Section 1.02 of the Liquidity Agreement is hereby amended by deleting the date "October 30, 1995" set forth in clause (i) thereof and substituting in place therefor the date "October 30, 1996".





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                 3.       Section 2.01(a) of the Liquidity Agreement is hereby
amended by deleting the first sentence thereof and substituting in place therefor the following:

                 "Subject to the provisions of this Section 2.01 and Article VII hereof, so long as the Company and the Depositary are not in receipt of instructions then in effect from the Liquidity Agent, given in accordance with this Section 2.01(a), not to issue or deliver Commercial Paper because (i) the Company shall have terminated the Liquidity Commitment hereunder pursuant to Section 5.02 hereof, or
         (ii) the condition specified in clause (c) of Section 7.02 hereof has not been satisfied, or (iii) the Liquidity Commitment is otherwise terminated in whole for any reason in accordance herewith or the issuance of Commercial Paper is prohibited by the provisions of
         Section 6.03 hereof, or (iv) any proceeding shall be instituted against Broadway Receivables, Inc. by any holder of, or trustee for, the Non-Affiliated Subordinated Notes seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or (v) the rating by any Rating Agency on the Commercial Paper shall be withdrawn or reduced below the highest short-term rating category of such Rating Agency (provided that if such reduction or withdrawal occurs after the withdrawal or downgrading of a Liquidity Lender's rating by any Rating Agency, the Company shall not be prohibited from issuing Commercial Paper unless the Company shall not have replaced such downgraded Liquidity Lender or reduced such downgraded Liquidity Lender's Percentage of the Liquidity Commitment pursuant to Section 4.12 hereof, resulting in the Commercial Paper being rated in the highest short-term rating category of each Rating Agency by the 90th day





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         after the first date on which such rating of a Liquidity Lender was withdrawn or downgraded) or (vi) any of the conditions set forth in clauses (a), (b) or (d) of Section 7.02 hereof has not been satisfied, the Company shall have the right from time to time prior to the Liquidity Termination Date, and from time to time on and after the Commercial Paper Effective Date, to issue and sell Commercial Paper pursuant to this Agreement and the Depositary Agreement.".

                 4. Section 4.03(a) of the Liquidity Agreement is hereby amended deleting the words "Section 4.01(c)" in line 13 thereof and substituting in place therefor the words "Section 4.01(b)."

                 5. Section 4.10(b) of the Liquidity Agreement is hereby amended and restated in its entirety to read as follows:

                 "SECTION 4.01 Subordination. The Liquidity Agent and the Liquidity Lenders agree that the obligations of the Company set forth in Sections 4.07, 4.08, 4.09 and 11.04 hereof shall be subordinate to the obligation of the Company to make payments of (i) principal of and interest on the Loans and the Commercial Paper and (ii) principal of, and interest (up to the Class A Note Rate and Class B Note Rate respectively) on, the Non-Affiliated Subordinated Notes, and shall constitute claims against the Company only to the extent (if any) that the assets of the Company are sufficient for the payment thereof."

                 6. This First Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Liquidity Agreement.

                 7. This First Amendment shall become effective (the "Amendment Effective Date") on the date on which the Company, the Liquidity Lenders and the Liquidity Agent shall have each executed and delivered to the other a counterpart of this First Amendment.

                 8. From and after the Amendment Effective Date, all references to the Liquidity Agreement in the Liquidity Agreement and each of the other Facility Documents shall be deemed to be references to the Liquidity Agreement as amended hereby.





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                 9.       This First Amendment may be executed on separate
counterparts by the parties hereto, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                 10. This First Amendment and the rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of New York.





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                 IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to be duly executed and delivered as of the date first above written.


                                     BLUE HAWK FUNDING CORPORATION



                                     By__________________________________
                                       Name:
                                       Title:


                                     GENERAL ELECTRIC CAPITAL
                                       CORPORATION, as Liquidity Agent



                                     By__________________________________
                                       Name:
                                       Title:


                                     GENERAL ELECTRIC CAPITAL
                                       CORPORATION, as Liquidity
                                       Lender



                                     By__________________________________
                                       Name:
                                       Title:





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